NEWS RELEASE                                                      [NEWMONT LOGO]

NEWMONT'S SECOND QUARTER ADJUSTED NET INCOME(1) RISES TO $230 MILLION ($0.51 PER SHARE); NEVADA POWER PLANT AND YANACOCHA GOLD MILL IN COMMERCIAL PRODUCTION

This release should be read in conjunction with Newmont's Second Quarter 2008 Form 10-Q filed with the Securities and Exchange Commission on July 24, 2008 (available at www.newmont.com).

DENVER, July 24, 2008 - Newmont Mining Corporation (NYSE: NEM) today announced second quarter results, with gold sales of 1.27 million equity ounces at an average realized gold price of $900 per ounce and costs applicable to sales of $440 per ounce, resulting in Adjusted net income(1) of $230 million ($0.51 per share), compared to Adjusted net income(1) of $103 million ($0.23 per share) in the year ago quarter. Net income on a GAAP basis was $277 million ($0.61 per share) during the second quarter, compared with a net loss of $2.1 billion (-$4.57 per share) in the year ago quarter.

Second Quarter 2008 Highlights:

      >> Adjusted net income(1) increased 123% to $230 million ($0.51 per share) from $103 million ($0.23 per share) in the year ago quarter;
      >> Adjusted net cash provided from continuing operations(1) increased 87% to $382 million ($0.84 per share) from $204 million ($0.45 per share) in the year ago quarter;
      >> Costs applicable to sales((2)) were $440 per ounce compared to $417 per ounce in the year ago quarter;
      >> Revenues increased 19% from the year ago quarter to $1.5 billion at an average realized gold price of $900 per ounce, compared with an average realized gold price of $665 per ounce in the year ago quarter;
      >> The Yanacocha gold mill and Nevada power plant began commercial production, with both projects successfully completed on or ahead of schedule and at or below forecasted costs; and
      >> Realized tax benefit(3) of $129 million, net, resulting in a lower expected 2008 tax rate of between 22% and 26%.

Richard O'Brien, President and Chief Executive Officer, said, "Our continued focus on cost control and operational execution has produced another quarter of strong results that are in-line with our plans, despite the industry-wide challenge of escalating operating and capital costs. Our capital project execution also continues to improve, as both the Yanacocha gold mill and the Nevada power plant were completed on or ahead of schedule and at or below forecasted costs. By leveraging our global resources, experience, and strategic partnerships, we were able to successfully complete our projects and transition from project development to commercial production in a challenging construction environment."

The Company is maintaining its initial 2008 annual equity gold sales guidance at between 5.1 and 5.4 million ounces and its initial costs applicable to sales guidance of between $425 and $450 per ounce. The Company's costs applicable to sales forecast for 2008 now assumes an oil price of $125 per barrel and an Australian dollar exchange rate of 0.95 for the balance of the year. Costs applicable to sales are expected to change by approximately $4 per ounce for every $10 change in the oil price and by roughly $3 per ounce for every 0.10 change in the Australian dollar exchange rate during the remainder of the year.

As of June 30, 2008, the Company had hedged approximately 44% of the remaining 2008 forecasted Australian dollar denominated operating costs at an average exchange rate of 0.87. Additionally, the Company's cash distributions from its holdings in the Canadian Oil Sands Trust are currently expected to offset approximately 25% of the Company's oil exposure.

      (1) See reconciliation from Adjusted financial measures to comparable GAAP measures on page 9 of this earnings release.
      (2) Excludes Loss on settlement of price-capped forward sales contracts, Amortization and Accretion.
      (3) Details of the realized tax benefit are outlined in the Consolidated Financial Results section of the Company's Form 10-Q filed with the Securities and Exchange Commission and available at .

NEWMONT - Second Quarter 2008 Operating and                         Page 1 of 10
          Financial Results (July 24, 2008)

REGIONAL OPERATIONS

In the second quarter of 2008, the Company reported equity gold sales of 1.27 million ounces at costs applicable to sales of $440 per ounce. The Company's operations delivered equity gold sales slightly above management's expectations during the second quarter, as higher than expected equity sales in the Australia/New Zealand region and at Ahafo offset lower than expected equity sales at Batu Hijau and Yanacocha. The Company's second quarter costs applicable to sales per ounce were impacted by higher than expected costs at Nevada, Yanacocha and Batu Hijau, offset by lower than expected costs in the Australia/New Zealand region and at Ahafo.

Nevada - Nevada sold 554,000 equity ounces at costs applicable to sales of $430 per ounce during the second quarter. Equity sales were in-line with expectations, as stockpiled inventory reductions offset production shortfalls from the unplanned shut-down of the third party operated Getchell mine and the Yukon-Nevada Gold processing facility. Gold production was slightly lower than plan due to the timing of ore recoveries from the Twin Creeks leach pads. The Company expects this production to be realized during the second half of this year. Costs applicable to sales during the second quarter were in-line with expectations, as higher than expected mining costs from processing higher-cost stockpile inventory as well as higher fuel and underground contract services were offset by higher by-product credits.

Phoenix Revised Plan - Phoenix sold 54,100 ounces of gold at costs applicable to sales of $361 per ounce during the second quarter, compared to 39,700 ounces at costs applicable to sales of $844 per ounce in the year ago quarter. The cost improvements were driven by increased copper and silver by-product credits and increased mill throughput.

The Company has spent the past year completing studies at Phoenix, focused on resolving issues with gold grade reconciliation, complex copper mineralogy, rock hardness, and operating and design inefficiencies. The Company has completed an extensive re-drilling program and has incorporated the results into a new mine plan that more accurately defines the ore body. Based on the updated mine plan and current commodity price assumptions, equity gold production during the next five-years is currently expected to average approximately 200,000 to 250,000 ounces per annum at costs applicable to sales of approximately $400 to $500 per ounce, net of by-product credits. The Company will continue to focus on productivity and cost improvements, process optimization opportunities, and near mine exploration.

Commercial Operation at Nevada Power Plant - The 200 megawatt coal-fired power plant achieved commercial production on May 1, 2008. The Company expects to save approximately $70 to $80 million per year in costs applicable to sales from the lower cost of self-generated electricity, compared to purchasing power in the current market. Capital costs for the power plant are expected to be approximately $620 million, at the low-end of previous guidance of $620 to $640 million.

Yanacocha - Equity gold sales during the second quarter at Yanacocha in Peru were 222,000 ounces at costs applicable to sales of $374 per ounce. Equity sales were slightly below expectations, as marginally lower production was offset by inventory reductions. Leach placement at the end of the second quarter was ahead of plan due to a change in mine sequence, with slightly higher production anticipated during the second half of 2008.

Commercial Operation at Gold Mill - The gold mill achieved commercial production on April 1, 2008. Production from the mill contributed approximately 40,000 ounces to equity gold sales during the second quarter, with mill ramp-up exceeding expectations. During the first five years of operation, the design throughput is expected to be approximately 5 million tons per annum with gold and silver recoveries averaging between 75% and 85% and between 60% and 75%, respectively. Equity gold production from the mill is currently expected to average approximately 200,000 to 250,000 ounces per annum at costs applicable to sales of approximately $250 to $320 per ounce. Capital costs are expected to be approximately $230 million, below previous guidance of $250 to $270 million.

Australia/New Zealand - Equity gold sales in Australia/New Zealand were 301,000 ounces at costs applicable to sales of $565 per ounce. Equity gold sales exceeded expectations due to higher grades at Jundee and Tanami, more than offseting lower than planned production at Kalgoorlie. Australia/New Zealand costs applicable to sales are expected to change by roughly $13 per ounce for every 0.10 change in the Australian dollar exchange rate during the remainder of the year.

NEWMONT - Second Quarter 2008 Operating and                         Page 2 of 10
          Financial Results (July 24, 2008)

Batu Hijau - Equity gold and copper sales at Batu Hijau in Indonesia were 17,000 ounces and 23 million pounds, respectively, at costs applicable to sales of $518 per ounce and $2.02 per pound, respectively. Sales were below expectations due to reduced production from lower throughput and recovery. The de-watering program, developed to address the significant rainfall during the first quarter, has yielded better than expected results and may contribute to increased production during the dry season in the second half of the year, potentially offsetting portions of the second quarter shortfall. Total costs applicable to sales were consistent with expectations, with higher unit costs largely driven by lower sales volume during the second quarter.

Ahafo - Equity gold sales at Ahafo in Ghana were 134,000 ounces at costs applicable to sales of $390 per ounce. Equity gold sales were in-line with plan, as higher than expected ore grades from the Subika and Apensu pits and inventory sales were offset by lower than expected throughput. The Company has revised its expected costs applicable to sales guidance at Ahafo to between $450 and $500 per ounce, compared to original guidance of between $485 and $520 per ounce. The revised guidance is primarily driven by greater than expected capitalization of the cost of waste rock placed for the construction of tails and other facilities, lower than expected power costs, as higher than anticipated power was available from the Volta River Authority (VRA), and lower than anticipated labor costs. These favorable variances are partially offset by the rate increase for power supplied by the VRA starting on July 1, 2008. The Company continues to negotiate the price per kilowatt hour with the VRA; however, the Company has included in its revised guidance a potential increase to 2008 costs applicable to sales of approximately $15 to $30 per ounce for power.

Regional operating variances from the year ago quarter, as disclosed in the Company's previous earnings releases, are outlined in the Results of Consolidated Operations section of the Company's Form 10-Q filed with the Securities and Exchange Commission and available at www.newmont.com.

CAPITAL UPDATE

Consolidated capital expenditures were $448 million during the second quarter, with approximately 50% attributed to the Boddington project in Australia. The Company has updated its 2008 consolidated capital expenditure guidance to between $1.7 and $2.0 billion, compared to original guidance of between $1.8 and $2.0 billion, primarily due to the deferral of capital expenditures in Indonesia.

Boddington - Development of the Boddington project in Australia was approximately 77% complete at the end of the second quarter, with start-up expected in late 2008 or early 2009. The Company's expected share of total capital costs of between $1.4 and $1.6 billion continues to be pressured by the strengthening Australian dollar and the industry-wide labor and commodity cost pressures. The Company will continue to monitor the impact of the strong Australian currency and other inflationary pressures on the capital cost estimate and will provide an update during its third quarter conference call. As of June 30, 2008, the Company has hedged approximately 63% of the remaining forecasted Australian dollar denominated capital costs at an average exchange rate of 0.90.

Batu Hijau - The Company has deferred capital associated with a planned mill expansion due to the delay in the Indonesian government's renewal of the Company's forest use permit. The Company now expects capital expenditures of approximately $80 to $120 million, down from previous guidance of between $145 and $195 million.

A detailed explanation of regional capital expenditures during the second quarter is outlined in the Liquidity and Capital Resources section of the Company's Form 10-Q filed with the Securities and Exchange Commission and available at www.newmont.com.

NEWMONT - Second Quarter 2008 Operating and                         Page 3 of 10
          Financial Results (July 24, 2008)

STATEMENTS OF CONSOLIDATED INCOME (LOSS)

                                           Three Months          Six Months
                                           Ended June 30,      Ended June 30,
                                         2008       2007       2008      2007
                                        -------    -------    -------    -------
                                              (unaudited, in millions,
                                                  except per share)

Revenues
  Sales - gold, net                     $ 1,339    $   936    $ 2,850    $ 1,947
  Sales - copper, net                       183        340        615        553
                                        -------    -------    -------    -------
                                          1,522      1,276      3,465      2,500
                                        -------    -------    -------    -------

Costs and expenses
  Costs applicable to sales -
   gold (1)                                 655        586      1,296      1,216
  Costs applicable to sales -
   copper (1)                               104        128        254        251
  Loss on settlement of price-capped
   forward sales contracts                   --        531         --        531
  Amortization                              184        186        366        365
  Accretion                                   8          8         16         15
  Exploration                                59         46         98         85
  Advanced projects, research and
   development                               39         13         69         29
  General and administrative                 37         34         66         67
  Write-down of investments                  34         --         56         --
  Other expense, net                        118         78        181        128
                                        -------    -------    -------    -------
                                          1,238      1,610      2,402      2,687
                                        -------    -------    -------    -------

Other income (expense)
  Other income, net                          53         37         90         54
  Interest expense, net of
   capitalized interest                     (27)       (25)       (47)       (49)
                                        -------    -------    -------    -------
                                             26         12         43          5
                                        -------    -------    -------    -------

Income (loss) from continuing
 operations before income tax,
 minority interest and equity loss
 of affiliates                              310       (322)     1,106       (182)
Income tax benefit (expense)                 37         19       (198)       (25)
Minority interest in income of
 consolidated subsidiaries                  (68)       (98)      (260)      (154)
Equity loss of affiliates                    --         --         (5)        --
                                        -------    -------    -------    -------
Income (loss) from continuing
 operations                                 279       (401)       643       (361)
(Loss) income from discontinued
 operations                                  (2)    (1,661)         4     (1,633)
                                        -------    -------    -------    -------
Net income (loss)                       $   277    $(2,062)   $   647    $(1,994)
                                        =======    =======    =======    =======

Income (loss) per common share
   Basic:
     Income (loss) from continuing
       operations                       $  0.61    $ (0.89)   $  1.42    $ (0.80)
     Income (loss) from
       discontinued operations               --      (3.68)      0.01      (3.62)
                                        -------    -------    -------    -------
     Net income (loss)                  $  0.61    $ (4.57)   $  1.43    $ (4.42)
                                        =======    =======    =======    =======

   Diluted:
     Income (loss) from continuing
      operations                        $  0.61    $ (0.89)   $  1.41    $ (0.80)
     Income (loss) from
      discontinued operations                --      (3.68)      0.01      (3.62)
                                        -------    -------    -------    -------
     Net income (loss)                  $  0.61    $ (4.57)   $  1.42    $ (4.42)
                                        =======    =======    =======    =======

Basic weighted-average common shares
 outstanding                                454        451        454        451
                                        =======    =======    =======    =======
Diluted weighted-average common
 shares outstanding                         456        451        457        451
                                        =======    =======    =======    =======
Cash dividends declared per common
 share                                  $  0.10    $  0.10    $  0.20    $  0.20
                                        =======    =======    =======    =======

(1) Exclusive of Loss on settlement of price-capped forward sales contracts, Amortization and Accretion.

The Company's financial statements can be found on its website at http://www.newmont.com.

NEWMONT - Second Quarter 2008 Operating and                         Page 4 of 10
          Financial Results (July 24, 2008)

CONSOLIDATED BALANCE SHEETS

                                               At June 30,    At December 31,
                                                   2008            2007
                                               ------------    ------------
                                                 (unaudited, in millions)
                   ASSETS
Cash and cash equivalents                      $      1,036    $      1,231
Marketable securities and other
 short-term investments                                  72              61
Trade receivables                                       251             177
Accounts receivable                                     159             168
Inventories                                             454             463
Stockpiles and ore on leach pads                        367             373
Deferred income tax assets                              102             112
Other current assets                                    406              87
                                               ------------    ------------
    Current assets                                    2,847           2,672
Property, plant and mine development, net            10,032           9,140
Investments                                           1,933           1,527
Long-term stockpiles and ore on leach pads              901             788
Deferred income tax assets                            1,070           1,027
Other long-term assets                                  271             234
Goodwill                                                186             186
Assets of operations held for sale                        3              24
                                               ------------    ------------
    Total assets                               $     17,243    $     15,598
                                               ============    ============

            LIABILITIES
Current portion of long-term debt              $        261    $        255
Accounts payable                                        321             339
Employee-related benefits                               147             153
Income and mining taxes                                 152              88
Other current liabilities                               735             665
                                               ------------    ------------
    Current liabilities                               1,616           1,500
Long-term debt                                        3,085           2,683
Reclamation and remediation liabilities                 664             623
Deferred income tax liabilities                       1,277           1,025
Employee-related benefits                               212             226
Other long-term liabilities                             153             150
Liabilities of operations held for sale                  94             394
                                               ------------    ------------
    Total liabilities                                 7,101           6,601
                                               ------------    ------------

Minority interests in subsidiaries                    1,547           1,449
                                               ------------    ------------

       STOCKHOLDERS' EQUITY
Common stock                                            703             696
Additional paid-in capital                            6,651           6,696
Accumulated other comprehensive income                1,395             957
Retained deficit                                       (154)           (801)
                                               ------------    ------------
    Total stockholders' equity                        8,595           7,548
                                               ------------    ------------
    Total liabilities and stockholders'
     equity                                    $     17,243    $     15,598
                                               ============    ============

The Company's financial statements can be found on its website at http://www.newmont.com.

NEWMONT - Second Quarter 2008 Operating and                         Page 5 of 10
          Financial Results (July 24, 2008)

STATEMENTS OF CONSOLIDATED CASH FLOW

                                                    Three Months Ended     Six Months Ended
                                                         June 30,              June 30,
                                                    ------------------    ------------------
                                                      2008       2007       2008       2007
                                                    -------    -------    -------    -------
                                                            (unaudited, in millions)

Operating activities:
  Net income (loss)                                 $   277    $(2,062)   $   647    $(1,994)
  Adjustments to reconcile net income
   (loss) to net cash from continuing operations:
    Amortization                                        184        186        366        365
    Loss (income)from discontinued
     operations                                           2      1,661         (4)     1,633
    Accretion of accumulated reclamation
     obligations                                         11         10         21         19
    Deferred income taxes                              (155)      (199)      (203)      (143)
    Write-down of investments                            34         --         56         --
    Stock based compensation and other
     benefits                                            13         12         24         25
    Minority interest in income of
     consolidated subsidiaries                           68         98        260        154
    Gain on asset sales, net                             (9)        (2)       (13)        (4)
    Other operating adjustments and
     write-downs                                         67         37         86         47
    Net change in operating assets and
     liabilities                                       (110)      (391)      (264)      (726)
                                                    -------    -------    -------    -------
Net cash provided from (used in)
 continuing operations                                  382       (650)       976       (624)
Net cash (used in) provided from
 discontinued operations                                (12)        29       (112)        61
                                                    -------    -------    -------    -------
Net cash provided from (used in)
 operations                                             370       (621)       864       (563)
                                                    -------    -------    -------    -------
Investing activities:
  Additions to property, plant and mine
   development                                         (448)      (350)      (897)      (710)
  Investments in marketable debt and
   equity securities                                    (14)        (5)       (17)      (158)
  Proceeds from sale of marketable debt
   and equity securities                                 17         10         17        134
  Acquisitions, net                                      (7)        --       (325)        --
  Cash received on repayment of Batu
   Hijau carried interest                                --        161         --        161
  Other                                                 (19)         4        (16)         5
                                                    -------    -------    -------    -------
Net cash used in investing activities
 of continuing operations                              (471)      (180)    (1,238)      (568)
Net cash (used in) provided from
 investing activities of discontinued
 operations                                              (3)        76         (6)        74
                                                    -------    -------    -------    -------
Net cash used in investing activities                  (474)      (104)    (1,244)      (494)
                                                    -------    -------    -------    -------
Financing activities:
  Proceeds from debt, net                               451      1,161      1,023      1,161
  Repayment of debt                                    (251)      (397)      (627)      (418)
  Dividends paid to common stockholders                 (46)       (45)       (91)       (90)
  Dividends paid to minority interests                  (49)      (114)      (147)      (115)
  Proceeds from stock issuance                            7          5         24         14
  Change in restricted cash and other                     6         (6)         7          2
                                                    -------    -------    -------    -------
Net cash provided from financing
 activities                                             118        604        189        554
                                                    -------    -------    -------    -------
Effect of exchange rate changes on cash                   8          3         (4)         5
                                                    -------    -------    -------    -------
Net change in cash and cash equivalents                  22       (118)      (195)      (498)
Cash and cash equivalents at
 beginning of period                                  1,014        786      1,231      1,166
                                                    -------    -------    -------    -------
Cash and cash equivalents at end of
 period                                             $ 1,036    $   668    $ 1,036    $   668
                                                    =======    =======    =======    =======

    The Company's financial statements can be found on its website at http://www.newmont.com. Detailed explanation of the Company's cash flow statement is outlined in the Liquidity and Capital Resources section of the Form 10-Q filed with the Securities and Exchange Commission and available at http://www.newmont.com.

NEWMONT - Second Quarter 2008 Operating and                         Page 6 of 10
          Financial Results (July 24, 2008)

SALES STATISTICS

                                          Three Months    Six Months
                                         Ended June 30,  Ended June 30,
                                         -------------   -------------
                                          2008    2007    2008    2007
                                         -----   -----   -----   -----
Gold
Consolidated ounces sold (thousands)
  Nevada (1)                               554     531   1,080   1,091
  Yanacocha                                432     312     972     767
  Australia/New Zealand
    Jundee                                 109      71     200     133
    Tanami                                  95     130     190     243
    Kalgoorlie                              63      70     132     165
    Waihi                                   34      27      65      41
                                         -----   -----   -----   -----
                                           301     298     587     582
                                         -----   -----   -----   -----

  Batu Hijau (2)                            37      90     157     174
  Ahafo (3)                                134     123     239     248

  Other
    Kori Kollo                              21      22      41      46
    La Herradura                            25      23      49      45
    Golden Giant                            --       9      --      12
                                         -----   -----   -----   -----
                                            46      54      90     103
                                         -----   -----   -----   -----
                                         1,504   1,408   3,125   2,965
                                         =====   =====   =====   =====
Equity ounces sold (thousands)
  Nevada (1)                               554     531   1,080   1,091
  Yanacocha                                222     160     499     394
  Australia/New Zealand
    Jundee                                 109      71     200     133
    Tanami                                  95     130     190     243
    Kalgoorlie                              63      70     132     165
    Waihi                                   34      27      65      41
                                         -----   -----   -----   -----
                                           301     298     587     582
                                         -----   -----   -----   -----
  Batu Hijau (2)                            17      44      71      89
  Ahafo (3)                                134     123     239     248
  Other
    Kori Kollo                              18      20      36      41
    La Herradura                            25      23      49      45
    Golden Giant                            --       9      --      12
                                         -----   -----   -----   -----
                                            43      52      85      98
                                         -----   -----   -----   -----
                                         1,271   1,208   2,561   2,502
  Discontinued Operations
    Pajingo                                 --      40      --      88
                                         -----   -----   -----   -----
                                         1,271   1,248   2,561   2,590
                                         =====   =====   =====   =====
Copper
  Batu Hijau pounds sold (millions)(2)
    Consolidated                            51      97     157     188
    Equity                                  23      48      70      96

(1) Includes incremental start-up ounces of 1 in the first half of 2008.

(2) Economic interest decreased to 45% from 52.875% on May 25, 2007.

(3) Includes incremental start-up ounces of 16 in the second quarter and first half of 2008.

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company's website at http://www.newmont.com.



NEWMONT - Second Quarter 2008 Operating and                         Page 7 of 10
          Financial Results (July 24, 2008)

CAS AND CONSOLIDATED CAPITAL EXPENDITURES STATISTICS

                                                Three Months          Six Months
                                               Ended June 30,        Ended June 30,
                                           -------------------   -------------------
                                             2008       2007       2008       2007
                                           --------   --------   --------   --------
Gold
  Costs Applicable to Sales ($/ounce)(1)
    Nevada                                 $    430   $    478   $    420   $    481
    Yanacocha                                   374        392        339        326
    Australia/New Zealand
      Jundee                                    401        502        410        530
      Tanami                                    605        382        565        402
      Kalgoorlie                                860        494        817        553
      Waihi                                     441        417        448        478
                                           --------   --------   --------   --------
                                                565        440        555        479
                                           --------   --------   --------   --------

    Batu Hijau                                  518        213        358        263
    Ahafo                                       390        364        425        344

    Other Operations
      Kori Kollo                                474        354        461        343
      La Herradura                              388        264        357        293
      Golden Giant                               --        172         --        177
                                           --------   --------   --------   --------
                                                428        286        404        302
                                           --------   --------   --------   --------
  Average                                  $    440   $    417   $    417   $    410
                                           ========   ========   ========   ========

Copper
  Costs Applicable to Sales
   ($/pound) (1)
    Batu Hijau                             $   2.02   $   1.33   $   1.62   $   1.34


                                                Three Months          Six Months
                                               Ended June 30,        Ended June 30,
                                           -------------------   -------------------
                                             2008       2007       2008       2007
                                           --------   --------   --------   --------
Capital Expenditures ($ million)
  Nevada                                   $     80   $    119   $    172   $    277
  Yanacocha                                      38         58         77        114
  Australia/New Zealand                         236        128        468        224
  Batu Hijau                                     32         17         61         24
  Africa                                         35         19         68         56
  Hope Bay                                       21         --         30         --
  Other Operations                                3          5         16          8
  Corporate and Other                             3          4          5          7
                                           --------   --------   --------   --------
 Total                                     $    448   $    350   $    897   $    710
                                           ========   ========   ========   ========

(1) Excludes Loss on settlement of price-capped forward sales contracts, Amortization and Accretion. Beginning in 2008, regional administrative, community development, marketing, and accretion costs have been classified outside of costs applicable to sales. Amounts for 2007 have been reclassified to conform to the 2008 presentation.

This information and other detailed regional production statistics can be found in the Regional Operating Statistics section of the Company's website at http://www.newmont.com.

NEWMONT - Second Quarter 2008 Operating and                         Page 8 of 10
          Financial Results (July 24, 2008)

SUPPLEMENTAL INFORMATION

Classification Reporting Changes - Certain amounts for the three and six months ended June 30, 2007 have been reclassified to conform to the 2008 presentation. The Company reclassified the World Gold Council dues from General and administrative to Other expense, net, reclassified Accretion from Costs applicable to sales to a separate Accretion line item, reclassified regional administrative and community development from Costs applicable to sales to Other expense, net and reclassified marketing costs from Costs applicable to sales to General and administrative. The Consolidated Statements of Income (Loss) and the Consolidated Statements of Cash Flows have also been reclassified for discontinued operations. These changes were reflected for all periods presented.

Reconciliation of Adjusted Net Income and Adjusted Net cash provided from continuing operations to GAAP Net Income and GAAP Net cash provided from (used in) operations, respectively - Management of the Company uses the non-GAAP financial measures Adjusted net income and Adjusted net cash provided from continuing operations to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income and Adjusted net cash provided from continuing operations allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income and Adjusted net cash provided from continuing operations are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Adjusted net income and Adjusted net cash provided from continuing operations are not, and should not be used as, alternatives to GAAP Net income and GAAP Net cash measures as reflected in the consolidated financial statements of the Company. Neither is a measure of financial performance under GAAP and these measures should not be considered in isolation or as a substitute to performance measures calculated in accordance with GAAP. The tables below set forth a reconciliation of Adjusted net income to GAAP Net income and of Adjusted net cash provided from continuing operations to GAAP Net cash provided from (used in) continuing operations, which are the most directly comparable GAAP financial measures.


-----------------------------------------------------------------------------------------------------------------------
Description ($ million expect per share, after-tax)                    Q2 2008     Per Share     Q2 2007     Per Share
                                                                      ---------    ---------    ---------    ---------
Adjusted Net income                                                   $     230    $    0.51    $     103    $    0.23
Income taxes                                                                129         0.28           --           --
Legacy reclamation obligations                                              (41)       (0.09)         (11)       (0.02)
Write-down of marketable securities                                         (34)       (0.08)          --           --
Western Australia gas interruption                                           (5)       (0.01)          --           --
Settlement of gold contracts                                                 --           --         (460)       (1.02)
Batu Hijau minority loan repayment                                           --           --          (25)       (0.06)
Senior management retirement                                                 --           --           (8)       (0.02)
-----------------------------------------------------------------------------------------------------------------------
GAAP Income from continuing operations                                $     279    $    0.61    $    (401)   $   (0.89)
Income from discontinued operations                                          (2)          --       (1,661)       (3.68)
-----------------------------------------------------------------------------------------------------------------------
GAAP Net income                                                       $     277    $    0.61    $  (2,062)   $   (4.57)
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Description ($ million expect per share)                               Q2 2008     Per Share     Q2 2007     Per Share
                                                                      ---------    ---------    ---------    ---------
Adjusted Net cash provided from continuing operations                 $     382    $    0.84    $     204    $    0.45
Pre-tax settlement of price-capped forward sales contracts                   --           --         (578)       (1.28)
Settlement of pre-acquisition Australian income taxes of Normandy            --           --         (276)       (0.61)
-----------------------------------------------------------------------------------------------------------------------
GAAP Net cash provided from (used in) continuing operations           $     382    $    0.84    $    (650)   $   (1.43)
Net cash (used in) provided from discontinued operations                    (12)       (0.02)          29         0.06
-----------------------------------------------------------------------------------------------------------------------
GAAP Net cash provided from (used in) operations                      $     370    $    0.82    $    (621)   $   (1.37)
-----------------------------------------------------------------------------------------------------------------------


NEWMONT - Second Quarter 2008 Operating and                         Page 9 of 10
          Financial Results (July 24, 2008)


----------------------------------------------------------------------------------------------------------------------------
2008 Annual Guidance - Description                                   Jun 2008            Apr 2008            Feb 2008
----------------------------------------------------------------------------------------------------------------------------
              Equity gold sales (thousand ounces)                  5,100 - 5,400       5,100 - 5,400       5,100 - 5,400
              Costs applicable to sales ($/ounce)                   $425 - $450         $425 - $450         $425 - $450
             Equity copper sales (million pounds)                    125 - 150           125 - 150           155 - 165
              Costs applicable to sales ($/pound)                  $1.50 - $1.75       $1.50 - $1.75       $1.30 - $1.40
         Consolidated capital expenditures ($ million)            $1,700 - $2,000     $1,800 - $2,000     $1,800 - $2,000
                   Amortization ($ million)                         $725 - $775         $725 - $775         $725 - $775
                    Exploration ($ million)                         $220 - $230         $220 - $230         $220 - $230
    Advanced projects, research and development ($ million)         $160 - $190         $160 - $190         $120 - $180
        General and administrative expenses ($ million)             $140 - $150         $140 - $150         $140 - $150
   Interest expense, net of capitalized interest ($ million)         $60 - $80           $60 - $80          $110 - $120
                      Effective tax rate                             22% - 26%           28% - 32%           30% - 34%
----------------------------------------------------------------------------------------------------------------------------
Forecast Assumptions                                                 Jun 2008            Apr 2008            Feb 2008
----------------------------------------------------------------------------------------------------------------------------
                     Oil Price ($/barrel)                               $125                $90                 $80
                Australian Dollar Exchange Rate                         0.95               0.925               0.875
----------------------------------------------------------------------------------------------------------------------------


To view complete financial disclosure, including regional mine statistics, Results of Consolidated Operations, Liquidity and Capital Resources, Management's Discussion & Analysis, the Form 10-Q, and a complete outline of the 2008 Operating and Financial guidance by region please see www.newmont.com.

The Company's second quarter earnings conference call and web cast presentation will be held on July 24, 2008 beginning at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time). To participate:

Dial-In Number:   210-839-8502
Leader:           John Seaberg
Password:         Newmont
Replay Number:    203-369-0902

The conference call will also be simultaneously carried on our web site at www.newmont.com under Investor Information/Earnings Release and will be archived there for a limited time.

     Investor Contacts
     -----------------
     John Seaberg          303.837.5743              john.seaberg@newmont.com

     Media Contacts
     --------------
     Omar Jabara           303.837.5114              omar.jabara@newmont.com


Cautionary Statement:

This news release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales, other expenses and taxes for specific operations and on a consolidated basis; (iii) estimates of future capital expenditures,construction, production or closure activities; and
(iv) statements regarding potential cost savings, productivity, operating performance, and cost structure. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2007 Annual Report on Form 10-K, filed on February 21, 2008, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

NEWMONT - Second Quarter 2008 Operating and                        Page 10 of 10
          Financial Results (July 24, 2008)